Exhibit 99.1
Sun New Media Completes Acquisition of William Brand
New York, October 5, 2006 (PR NEWSWIRE) — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, today announced that it has completed the acquisition of William Brand Administer, Ltd. (“William Brand”), a China-based producer and distributor of women’s luxury apparel.
Bruno Wu, Chairman of Sun New Media, commented, “We are pleased to complete the acquisition of William Brand because it enables us to bring our suite of channel management systems to the women’s apparel vertical. While the acquisition took slightly longer than anticipated due to the regulatory process in China, our transactional platform can greatly enhance the way manufacturers, wholesalers and retail outlets access one another in the women’s apparel sector. On behalf of management and the Board, I welcome the William Brand team to Sun New Media.”
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
CONTACT
Ashley M. Ammon of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)